Exhibit 99.2

For further information contact:

Company:	Lona Cornish
PolyMedix, Inc.
484-598-2340
lcornish@polymedix.com

Investors:	Erika Moran
emoran@investorrelationsgroup.com

Media:	Janet Vasquez
jvasquez@investorrelationsgroup.com
The Investor Relations Group
212-825-3210
POLYMEDIX ANNOUNCES POSITIVE PHASE I CLINICAL DATA WITH
PMX-30063 NOVEL ANTIBIOTIC DRUG CANDIDATE
First Ever Clinical Study With A Small Molecule Mimetic Of Host Defense Proteins
Radnor, PA (December 10, 2008) — PolyMedix, Inc. (OTC BB: PYMX, www.polymedix.com), an emerging biotechnology company developing acute care products for infectious diseases and acute cardiovascular disorders based on biomimetics, has successfully completed its first-in-man Phase I clinical safety study with the novel antibiotic drug candidate PMX-30063. PMX-30063 is the first and only small molecule mimetic of host defense proteins in clinical development, with a novel mechanism of action distinct from other antibiotic drugs, that is believed to work in such a way that makes bacterial resistance unlikely to develop. The data from the study demonstrate that safe and well-tolerated single doses were achieved, at levels suggesting and a beneficial therapeutic index may be possible. Further clinical development will continue for the initial indication for this drug as a treatment for pan-Staphylococcal infections.
This ascending single-dose intravenous pharmacokinetic and safety study met the necessary Phase I goals of defining both a limiting single dose and the plasma distribution/elimination kinetics.
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PolyMedix Announces Positive Phase I Antibiotic Clinical Data
December 10, 2008

A comparison between microbiologically effective drug levels (from preclinical studies in animals) and the plasma drug levels measured in this human study suggests that it should be possible to achieve clinically therapeutic levels with daily doses of PMX-30063 which are lower than those associated with any adverse effects seen in this single dose study.
In this study the dose was not limited by any measurable clinical or laboratory parameters. A subjective syndrome was identified, appearing only at the higher dosages and consisting of abnormal neuronal sensations often likened to dental anesthesia. These effects were graded as mild to moderate by investigators or subjects, but their reproducibility and dose-proportionality allowed dose-escalation to be successfully concluded after achieving levels well in excess of the expected therapeutic range. The effects were temporary and resolved on their own.
Study Details
A total of twenty-two normal subjects each received a single dose from an escalating range of up to 2.5 mg/kg. A total of seven different dose levels were administered. There were no clinically relevant adverse effects at doses under 0.54 mg/kg, and no clinically significant trends in laboratory parameters at any dose. At 0.54 mg/kg and above (1.0, 1.25, and 2.5 mg/kg), a syndrome of subjective effects without objective correlates became more prominent as dosage increased. This syndrome consisted of paresthesias, usually beginning in the oral area, and often with subsequent extension to one or more of the following areas: face, scalp, extremities, upper thorax, and/or perineum (groin and buttocks). The degree of extension appeared to correlate with dosage increase. Although sometimes brief, the symptoms typically lasted from hours to days. All symptoms were temporary, and fully resolved on their own. No adverse effects were classified as serious or severe, but the pattern of increasing severity from mild to moderate with increasing dosage suggested that dose escalation could be halted at 2.5 mg/kg while still satisfying the objectives of the study.
The plasma-level assays indicate highly favorable drug behavior, with simple exponential kinetics providing an excellent fit to the observed data, and distribution and elimination half-times of the order of 1.5 hours and 15 hours respectively in the expected clinical dosage range. Peak plasma levels in mcg/mL were consistently found to be about 15 times the dose (in mg/kg), so that 0.18 mg/kg (a dose without observed ill effects) resulted in a mean maximum drug level (“Cmax”) of 2.7 mcg/mL, and the 0.54 mg/kg dose (where mild neuronal symptoms were first reported) had a mean Cmax of 8 mcg/mL.
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PolyMedix Announces Positive Phase I Antibiotic Clinical Data
December 10, 2008

As seen in data presented by PolyMedix at the American Society of Microbiology ICAAC 2008 meeting, PMX-30063 has demonstrated MIC’s (Minimal Inhibitory Concentration, the amount of drug needed for killing of the bacteria) of 0.25 to 1 mcg/mL against Staphylococcus aureus and other coagulase-negative forms, including methicillin-sensitive and vancomycin- and daptomycin-resistant strains, and MIC’s of 2 mcg/mL or less against methicillin- and linezolid-resistant strains. Thus, this clinical study demonstrated that it was possible to safely administer single doses of PMX-30063 that achieved blood levels of drug 3.3 times higher than the MIC for MSSA (methicillin-sensitive Staphylococcus aureus) and 1.6 times higher than the MIC for MRSA (methicillin-resistant Staphylococcus aureus) at doses where no adverse effects were reported, and blood levels of 30 times the MIC for MSSA and 15 times the MIC for MRSA at the maximum doses administered in this study. At maximally efficacious doses in pre-clinical infection models, the pharmacokinetic parameters (AUC 0-24 hr and T>MIC) at therapeutic doses were comparable with the same parameters in human subject at doses > 0.18 mg/kg.
Pharmacokinetic modeling with the present clinical data predict that a single daily dose of 0.18 mg/kg would provide steady-state plasma levels exceeding 2 mcg/mL for twelve hours daily and exceeding 1 mcg/mL continuously. The same dose twice-daily, or a once-daily dose of 0.4 mg/kg, would provide plasma levels exceeding 2 mcg/mL for 16 hours and exceeding 1 mcg/mL continuously from the first day of treatment. It is considered unlikely that a therapeutic cure would require supra-MIC levels continuously, in which case even lower doses of PMX-30063 may suffice.
PolyMedix plans to develop PMX-30063 initially for the indication of pan-Staphylococcal infections, the broad treatment of a wide range of Staph infections. Development will continue next with a multi-dose study to confirm safety throughout the expected duration of a clinical course of treatment. The long half-time of the drug will allow exploration of different regimens, so that exposure can be adjusted to both maximize safety and expected efficacy — for example, by dosing more frequently at lower dosages to minimize Cmax, or less frequently at higher dosages to maximize Cmax, while maintaining plasma levels within a desired therapeutic range with either regimen.
“The completion of this first clinical study for PMX-30063 represents a major milestone for PolyMedix, and we believe, for all of medicine,” said Nicholas Landekic, CEO of PolyMedix. “This novel antibiotic compound represents a potential fundamental breakthrough in treating infectious diseases. PMX-30063 is the first and only small molecule defensin mimetic in clinical development for the treatment of systemic infections, and the first and only such compound whose mechanism of action is intended to directly address the major problem of bacterial drug resistance. We are very proud to be the first company to be developing this completely new type of antibiotic, and seek to address a major clinical need and market opportunity. We look forward to continuing with further clinical development of PMX-30063.”
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PolyMedix Announces Positive Phase I Antibiotic Clinical Data
December 10, 2008

About PMX-30063
Completely different from other antibiotic compounds currently on the market, PMX-30063 is a synthetic chemical mimic of host defense proteins, one of the oldest and most effective antimicrobial defense systems found in virtually all living creatures. PMX-30063 is the first and only small molecule mimetic of host defense proteins in clinical trials intended to treat systemic infections.
Based on our pre-clinical studies, we believe PMX-30063 has unique properties which set it apart from traditional antimicrobial molecules and materials, including:
•	A novel mechanism of action, the direct biophysical disruption of bacterial cell membranes, that makes development of bacterial resistance unlikely;

•	Activity against both Gram-positive and Gram- negative bacteria, and in particular, activity against 146 different strains of Staphylococcus bacteria, including 89 drug-resistant strains of Staph bacteria;

•	Bactericidal activity, meaning it kills bacteria directly, rather than simply stopping reproduction (bacteriostatic) as do many current antibiotics;

•	Faster acting than many antibiotics; and

•	Activity against drug-resistant bacteria, including clinical isolates of multiple vancomycin-, methicillin-, and daptomycin-resistant strains.
Primitive life forms, such as molds, secrete compounds like penicillin to protect themselves from bacteria. This forms the basis for conventional antibiotics — compounds which act against biochemical targets or pathways in bacterial cells. Multi-cellular organisms, such as insects, animals, and humans, possess a more complex, first-line immune system defense against bacterial infections: the host defense proteins. Host defense proteins are part of the non-humoral (that is, not involving antibodies) response that keep humans from rapidly succumbing to infections. Biologists have discovered many different classes of natural host-defense peptides. Although these molecules possess a diverse array of structures, their physicochemical properties are similar. All are amphiphilic, meaning they have a combination of positively electrically charged properties, and hydrophobic (water-hating, fat-loving) chemical properties. This amphiphilic structure is believed to be responsible for host defense peptides’ antimicrobial activity and their unique abilities to directly disrupt bacterial cell membranes. Among the most common and well-studied antimicrobial peptides are the defensins, found in humans, the magainins, found in frogs, and the cecropins and melitins, found in insects.
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PolyMedix Announces Positive Phase I Antibiotic Clinical Data
December 10, 2008

PMX-30063 is designed to mimic the amphiphilic structure of the host defense proteins, but with a completely synthetic, non-peptide, small molecule structure. PMX-30063 directly disrupts bacterial cell membranes; a mechanism shared with the host defense proteins but is unique among known antibiotic drugs. For this reason, we believe that bacterial resistance is less likely to develop with PMX-30063 than has been experienced with many conventional antibiotic drugs. Multiple serial passage experiments conducted by PolyMedix and others on PMX-30063 and related PolyMedix antibiotic compounds also support our view of a lower likelihood of developing resistance, including as presented at the American Society of Microbiology’s ICAAC Conference, Washington D.C., October 26-27, 2008.
The first intended clinical indication for PMX-30063 is as a pan-Staph agent, for the broad treatment of Staph infections, not only Methicillin-Resistant Staphylococcus aureus (“MRSA”) but including many other forms of Staphylococcus aureus, Staphylococcus epidermidis, and Staphylococcus hemolyticus and others. Staph infections are one of the most common infections requiring hospitalization and treatment with antibiotics administered in hospitals, and one of the fastest growing types of infections. The incidence of Staph infections has increased 700% over the past four years. Staph infections may be manifested in many ways, including skin and soft tissue infections, respiratory infections (Staph pneumonia), gynecological infections, and abdominal infections. What is commonly called “MRSA” is but one form of Staph infection which is resistant to conventional antibiotics, methicillin-resistant Staphylococcus aureus. There are many forms of Staph bacteria which are resistant to many antibiotics, including marketed drugs such as vancomycin, linezolid, and daptomycin. Studies by PolyMedix against 89 different drug-resistant forms of Staph bacteria have demonstrated the activity of PMX-30063 against all of them, including those strains resistant to marketed drugs. We believe the activity of PMX-30063 against a broad range of many types of Staph bacteria, including those resistant to currently marketed drugs such as vancomycin, daptomycin, and linezolid, makes it unique among investigational antibiotic drugs.
Significant further clinical studies and other additional drug development work will be needed in order to obtain regulatory approval for the commercial sale of PMX-30063.
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PolyMedix Announces Positive Phase I Antibiotic Clinical Data
December 10, 2008

About PolyMedix, Inc.
PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drug candidates and polymers that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 — small molecule mimetics of human host-defense proteins — have a completely different mechanism of action from current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. The Company’s goal is to develop these compounds as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug that is safer and easier to use than currently approved therapy. The Company’s PMX-30063 antibiotic and PMX-60056 heptagonist are currently undergoing clinical testing. For more information, please visit PolyMedix on its website at www.polymedix.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential”, and similar expressions. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the Unites States or elsewhere. A more complete description of these risks, uncertainties and assumptions is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required under applicable law or regulation.